EXHIBIT 23.d

                               CONSENT OF COUNSEL

We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption "Income Tax Considerations Regarding Our Common Stock and the Exchange of Exchangeable Shares -- United States Federal Tax Considerations" in the Prospectus, which is a part of this Registration Statement on Form S-3 of Conexant Systems, Inc.

CHADBOURNE & PARKE LLP

New York, New York
June 8, 2000